Filed pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-173924

Pricing Term Sheet

Dated November 1, 2012

Bank of Montreal

Senior Medium-Term Notes, Series B

consisting of

US$1,000,000,000 0.80% Senior Notes due 2015 (the “2015 Notes”)

US$1,000,000,000 2.55% Senior Notes due 2022 (the “2022 Notes”)

	2015 Notes	2022 Notes
Issuer:	Bank of Montreal (the “Bank”).	Bank of Montreal (the “Bank”).

Aggregate Principal Amount Offered:	US$1,000,000,000	US$1,000,000,000

Maturity Date:	November 6, 2015	November 6, 2022

Price to Public:	99.902% plus accrued interest, if any, from November 6, 2012.	99.877%, plus accrued interest, if any, from November 6, 2012.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$996,520,000	US$994,270,000

Underwriting Commission:	0.25% per Note.	0.45% per Note.

Coupon:	0.80%	2.55%

Interest Payment Dates:	May 6 and November 6 of each year, beginning on May 6, 2013.	May 6 and November 6 of each year, beginning on May 6, 2013.

Regular Record Dates:	April 20 and October 21	April 20 and October 21

Re-offer Yield:	0.833%	2.564%

Spread to Benchmark Treasury:	T + 45 basis points	T + 85 basis points

Benchmark Treasury:	0.25% due October 15, 2015	1.625% due August 15, 2022

Benchmark Treasury Yield:	0.383%	1.714%

Trade Date:	November 1, 2012	November 1, 2012

Settlement Date:	November 6, 2012; T+3	November 6, 2012; T+3

Redemption Provisions:	Other than a redemption upon the occurrence of certain events pertaining to Canadian taxation, the 2015 Notes are not redeemable prior to maturity.	The 2022 Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

The Bank may redeem the 2022 Notes, at its option, at a price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the pricing supplement) plus 15 basis points;

plus, in either case, accrued and unpaid interest on the principal amount of Notes being redeemed to but excluding the date of redemption.

The Bank may also redeem the 2022 Notes at any time or from time to time, on or after the 30th day prior to the maturity date of the 2022 Notes at 100% of the principal amount of the Notes (par), plus accrued and unpaid interest thereon to the date of redemption.

CUSIP No.:	06366RJH9	06366RJJ5

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.	US$2,000 and multiples of US$1,000 in excess thereof.

Bookrunners:	BMO Capital Markets Corp. Morgan Stanley & Co. LLC Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC	BMO Capital Markets Corp. Morgan Stanley & Co. LLC Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC

The Bank has filed a registration statement (File No. 333-173924) (including a pricing supplement, a prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the

Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling toll free to BMO Capital Markets Corp. at 1-866-864-7760, Morgan Stanley & Co. LLC at 1-866-718-1649, Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.